Exhibit 10.2

July 17, 2018
Rosie Williams
Vice President, Finance & Controller
Bellicum Pharmaceuticals
Via hand delivery and email
Dear Rosie,
This letter will confirm our recent discussion about a new element of your total compensation package intended to recognize your contributions and provide an additional incentive (the “Retention Bonus”). You are being offered the Retention Bonus described in this letter because we recognize your importance to the success of our Company and to reinforce that you have the potential to make a significant impact on the future growth of our business.
You will be eligible to receive a Retention Bonus equivalent to six months of your current base salary, divided into two lump sum cash payments provided that:

1.	You remain continuously employed with the Company through July 31, 2019 (“First Retention Period”) and December 31, 2019 (“Second Retention Period”), as applicable;

2.	You have not given notice of your intent to resign on or before the last day of the First Retention Period or the Second Retention Period, as applicable; and

3.
Bellicum has not provided you notice of its intent to terminate your employment, for reasons other than violation of Bellicum policy, on or before the last day of the First Retention Period or the Second Retention Period, as applicable.

If you are employed on July 31, 2019, you will receive a payment equal to three months of your base salary ($70,000), less all applicable withholdings and deductions and, if you are employed on December 31, 2019, you will receive an additional payment equal to three months of your base salary ($70,000), less all applicable withholdings and deductions. Each partial payment of the Retention Bonus will be provided to you in one lump sum on the first regularly scheduled pay date after the end of the First Retention Period or the Second Retention Period, as applicable.
Your employment with Bellicum continues to be at-will and may be terminated at any time with or without cause or notice by either the Company or yourself.

Rosie Williams
July 17, 2018
Page2
Rosie, we trust that this Retention Bonus will emphasize the value we place on you and we sincerely hope that you will want to continue on this exciting journey with us at Bellicum.
Yours truly,
Bellicum Pharmaceuticals, Inc.
/s/ Rick Fair
Rick Fair
President and Chief Executive Officer
This letter is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code.

July 26, 2018
Rosie Williams
Vice President, Finance & Controller
Bellicum Pharmaceuticals
Dear Rosie,
On July 17, 2018 Rick Fair, Bellicum’s CEO, sent you a letter detailing your Retention Bonus. As you have requested, this letter clarifies the Company’s intended meaning with respect to specific language in the letter.
In particular, numbered item 3 in paragraph 2, should be read as follows:

3.
Bellicum has not provided you notice of its intent to terminate your employment for violation of company policy on or before the last day of the First Retention Period or the Second Retention Period, as applicable.

Sincerely,
/s/ Shane Ward
Shane Ward General Counsel

Cc: Jaa Roberson

1000 Marina Boulevard, Suite 450 | Brisbane, CA 94005
Main (832) 384-1000 | www.bellcum.com